Exhibit 5.2

Hong Kong Freshfields Bruckhaus Deringer 55th floor, One Island East, Taikoo Place, Quarry Bay, Hong Kong
Lanvin Group Holdings Limited 3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai, 200010, China	www.freshfields.com

February 9, 2023

Ladies and Gentlemen:

We are acting as United States counsel to Lanvin Group Holdings Limited, a Cayman Islands exempted company (the Company), in connection with the registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the Commission) on January 6, 2023 (as it may be amended and supplemented after the initial filing date, the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration under the U.S. Securities Act of 1933, as amended (the Securities Act) of (1) certain securities offered by the Company, including (i) up to 20,699,969 ordinary shares, par value $0.000001 per share of the Company (Ordinary Shares) that are issuable by the Company upon the exercise of 20,699,969 public warrants that were previously registered on a registration statement on Form F-4, which was declared effective by the Commission on November 3, 2022, (ii) up to 11,280,000 Ordinary Shares that are issuable by the Company upon the exercise of 11,280,000 Private Placement Warrants (as defined below) and (iii) up to 15,000,000 Ordinary Shares that are issuable by the Company upon the conversion of one convertible preference share of the Company (Convertible Preference Share); and (2) certain securities offered for resale by the selling securityholders named in the Registration Statement, including (i) up to 127,455,526 Ordinary Shares, (ii) up to 11,280,000 warrants originally issued on a private placement basis, each exercisable for one Ordinary Share at an exercise price of $11.50 per share (Private Placement Warrants), (iii) up to 11,280,000 Ordinary Shares issuable upon the exercise of the Private Placement Warrants and (iv) up to 15,000,000 Ordinary Shares issuable upon the conversion of the Convertible Preference Share.

The opinion expressed herein is confined to the law of the State of New York, as currently in effect. Accordingly, we express no opinion herein with regard to any other laws. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

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Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of the Cayman Islands, we have relied upon the opinion dated on or about the date hereof of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Company, which opinion is being filed as Exhibit 5.1 to the Registration Statement.

In rendering the opinion expressed below, we have examined the following documents and agreements:

(a)	the specimen warrant certificate;

(b)

the warrant agreement, dated as of January 21, 2021, by and between Primavera Capital Acquisition Corporation (PCAC) and Continental Stock Transfer & Trust Company (Continental) (the Warrant Agreement);

(c)

the assignment, assumption and amendment agreement, dated as of March 23, 2022, by and among PCAC, the Company and Continental (the Warrant Assumption Agreement, and together with the Warrant Agreement, the Warrant Documents); and

(d)	the Registration Statement.

In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinion expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon the representations and warranties contained in the business combination agreement, dated as of March 23, 2022 (as amended), by and among, among others, PCAC, Fosun Fashion Group (Cayman) Limited and the Company, and oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that the Warrant Documents have been duly authorized, executed and delivered by the parties thereto, and that the Warrant Documents constitute valid and legally binding obligations of Continental, enforceable against Continental in accordance with their terms.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, and in reliance upon the opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Company, filed as Exhibit 5.1 to the Registration Statement, we are of the opinion that, the Warrant Assumption Agreement and the Private Placement Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

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Our opinion above is subject to (i) (a) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, (b) the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally and (c) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (1) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (2) concepts of materiality, reasonableness, good faith and fair dealing, and (ii) limitations on the right to indemnity and contribution under applicable law and public policy.

In addition, we express no opinion as to (i) the validity, legally binding effect or enforceability of (a) any waiver of immunity, (b) any waiver of a right to trial by jury, (c) any waiver of inconvenient forum set forth in the Warrant Documents and the Private Placement Warrants or (d) any provisions relating to partial unenforceability contained in the Warrant Documents or (ii) (a) whether a federal or state court outside New York would give effect to any choice of law provided for in the Warrant Documents and the Private Placement Warrants or (b) any provisions of the Warrant Documents and the Private Placement Warrants that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Warrant Documents and the Private Placement Warrants or the transactions contemplated thereby.

The opinion expressed in this letter is solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder, in connection with the Registration Statement, and may not be relied upon in any manner or used for any purpose by any other person or entity.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.2 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields Bruckhaus Deringer

Freshfields Bruckhaus Deringer